U-VEND, INC.
1507 7TH STREET, UNIT 425
SANTA MONICA, CA 90401

November 20, 2014

Securities and Exchange Commission
Division of Corporation Finance
100 “F” Street, N.E.
Washington, D.C. 20549-3629

Attention:                      Dean Brazier, Staff Attorney
Dietrich King, Legal Branch Chief
Mara Ransom, Assistant Director

Re:                 U-Vend, Inc. (formerly Internet Media Services, Inc.)
Amendment No. 3 to Registration Statement on Form S-1
Filed November 19, 2014
File No. 333-195914

Ladies and Gentlemen:

    In response to the phone conversations with the Staff on November 20, 2014, the Company hereby files Amendment No. 4 to the Registration Statement.

    As instructed by the Staff, we have incorporated Exhibit 5.1 – Opinion on legality into the Registration Statement.

    If you have any further questions or comments, kindly contact the undersigned at (310) 295-1922 or our counsel, Gary Agron Esq. at (303)-748-8223.

Sincerely,

U-Vend, Inc.

By: /s/ Raymond Meyers

Raymond Meyers
Chief Executive Officer

cc:	Gary A. Agron